[Logo]
14100 NW 60 Avenue
Miami Lakes, Florida  33014

FOR IMMEDIATE RELEASE
---------------------
         ELIZABETH ARDEN, INC. COMPLETES RENEGOTIATION
                       OF BANK COVENANTS


     Miami, Florida (March 14, 2002)   Elizabeth Arden, Inc.
(NASDAQ: RDEN), a leading manufacturer and marketer of prestige beauty products, today announced that it has completed the renegotiation with its bank group of certain maintenance covenants incorporated in its $175 million asset based credit facility which expires in 2006. The Company had previously disclosed in its press release dated January 31, 2002, that it was in negotiations with its bank group to amend certain covenants in light of changed economic circumstances.

     The agreement with the bank group includes a waiver of non-compliance with certain maintenance covenants for the fourth quarter of fiscal 2002, and it also amends the related covenant levels for each quarter of fiscal 2003 and the first three quarters of fiscal 2004. The agreement with the banks amends selected additional sections of the bank agreement. The cost of the amendment is not expected to be material to the results of the
Company.   The Company believes the amended covenants better
reflect current market conditions, and provide adequate financial flexibility over the next several years.

     Elizabeth Arden is a leading global marketer and manufacturer of prestige beauty products. The Company's portfolio of leading brands includes the fragrance brands Red Door, Elizabeth Arden green tea, 5th Avenue, White Shoulders, Elizabeth Taylor's White Diamonds and Passion, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings by Giorgio Beverly Hills; the Elizabeth Arden skin care brands Visible Difference, Ceramides and Millenium; and the Elizabeth Arden cosmetics line.

Company Contact:   Elizabeth A. Tuttle, Senior Vice President,
                     Finance
    (305) 818-8102

Investor Contact:  Priya Akhoury
    Morgen-Walke Associates
    (212) 850-5600

               Press Contact:     Laura Novak
    Morgen-Walke Associates
    (212) 850-5600

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including: the substantial indebtedness and debt obligations of the Company; the Company's ability to successfully and cost-effectively integrate acquired businesses and other acquired companies and new brands into the Company; the absence of contracts with customers or suppliers and the Company's ability to maintain and develop relationships with customers and suppliers; the Company's ability to retain key personnel; the Company's ability to launch new products and implement its growth strategy; risks of international operations; supply constraints or difficulties; the impact of competitive products and pricing; changes in the retail fragrance and cosmetic industries; the effect of business and economic conditions; and other risks and uncertainties. More detailed information about these factors is included from time to time in reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date hereof. The Company assumes no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.